Filed Pursuant to Rule 424(b)(5)
File No. 333-222827

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 19, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated February 1, 2018)

$

KLA Corporation

    % Senior Notes due 20

We will issue         % Senior Notes due 20     (the “notes”) in this offering. Interest on the notes will accrue at the rate of         % per annum. We will pay interest on the notes semi-annually on                  and                  of each year. Interest will accrue on the notes from                 , 2020, and the first interest payment date will be                 , 2020. The notes will mature on                 , 20    . We may redeem some or all of the notes at any time at the applicable redemption price. We will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, upon the occurrence of a Change of Control Triggering Event (as defined herein). See the section of this prospectus supplement entitled “Description of the notes — Redemption — Optional redemption” and “Description of the notes — Repurchase upon change of control triggering event” for more information.

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries. The notes will be effectively subordinated to any of our future secured indebtedness and structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

Investing in the notes involves risks that are described in the “Risk factors ” section beginning on page S-7 of this prospectus supplement. See the “Risk Factors” section in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2019 for a discussion of certain risks that should be considered in connection with an investment in the notes.

	Public offering price(1)		Underwriting discount		Proceeds to KLA, before expenses
Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2020, if settlement occurs after that date

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Clearstream Banking, S.A. Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), on or about                 , 2020.

Joint Book-running Managers

Citigroup	J.P. Morgan	Wells Fargo Securities

BofA Securities	MUFG	SunTrust Robinson Humphrey

The date of this prospectus supplement is                 , 2020.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference in this prospectus supplement and accompanying prospectus is accurate as of any date other than the date of such document.

Neither the delivery of this prospectus supplement nor the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein or therein is correct as of any date subsequent to the date of such document.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the seventh business day following the date of the pricing of the notes (“T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult with their own advisors.

S-i

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “KLA” “we,” “us” or “our” refer to KLA Corporation and its direct and indirect subsidiaries. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our debt securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where you can find more information” and “Incorporation by reference” in this prospectus supplement.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and accompanying prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the rules of the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov, as well as our website at http://www.kla.com. Our website and the information contained on, or accessible through, our website are not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except the information contained in such documents to the extent “furnished” and not “filed”):

(1) Our Annual Report on Form 10-K for the year ended June 30, 2019, as filed with the SEC on August 16, 2019 (including the incorporated portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 20, 2019);

(2) Our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2019, as filed with the SEC on October 31, 2019 and for the quarter ended December 31, 2019, as filed with the SEC on February 5, 2020; and

(3) Our Current Reports on Form 8-K filed on February 20, 2019 (as amended by the Form 8-K/A filed on March 11, 2019) (solely with respect to the audited consolidated statements of operations, comprehensive income, changes in equity and cash flows of Orbotech, Ltd. for the years ended December 31, 2018 and 2017, and the notes thereto, and the unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2018 and the notes related thereto), August  21, 2019 and November 8, 2019.

You may request a copy of these filings at no cost by contacting KLA’s Investor Relations department by calling (408) 875-3000 or by writing to Investor Relations, KLA Corporation, One Technology Drive, Milpitas, California 95035.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements other than statements of historical fact may be forward-looking statements. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “thinks,” “seeks,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements include, among others:

•	forecasts of the future results of our operations, including profitability;

•	orders for our products and capital equipment generally;

•	sales of semiconductors;

•	the investments by our customers in advanced technologies and new materials;

•	the allocation of capital spending by our customers (and, in particular, the percentage of spending that our customers allocate to process control);

•	growth of revenue in the semiconductor industry, the semiconductor capital equipment industry and our business;

•	technological trends in the semiconductor industry;

•	future developments or trends in the global capital and financial markets;

•	our future product offerings and product features;

•	the success and market acceptance of new products;

•	timing of shipment of backlog;

•	our future product shipments and product and service revenues;

•	our future gross margins;

•	our future research and development expenses and selling, general and administrative expenses;

•	our ability to successfully maintain cost discipline;

•	international sales and operations;

•	our ability to maintain or improve our existing competitive position;

•	success of our product offerings;

•	creation and funding of programs for research and development;

•	attraction and retention of employees;

•	results of our investment in leading edge technologies;

•	the effects of hedging transactions;

•	the effect of the sale of trade receivables and promissory notes from customers;

•	our future effective income tax rate;

•	our recognition of tax benefits;

•	the effects of any audits or litigation;

S-iv

•	future payments of dividends to our stockholders;

•	the completion of any acquisitions of third parties, or the technology or assets thereof;

•	benefits received from any acquisitions and development of acquired technologies;

•

sufficiency of our existing cash balance, investments, cash generated from operations and the unfunded portion of our revolving line of credit under our Credit Agreement dated November 30, 2017, between, among others, KLA and JPMorgan Chase Bank, N.A., as amended and extended by an Incremental Facility, Extension and Amendment Agreement, dated November 2, 2018, between, among others, KLA and JPMorgan Chase Bank, N.A. (the “Credit Agreement”) to meet our operating and working capital requirements, including debt service and payment thereof;

•	future dividends, and stock repurchases;

•	our compliance with the financial covenants under the Credit Agreement;

•	the adoption of new accounting pronouncements, including ASC 842, Leases (“ASC 842”) and ASC 606, Revenue from Contracts with Customers (“ASC 606”);

•	the tax liabilities resulting from the enactment of the Tax Cuts and Jobs Act;

•	our repayment of our outstanding indebtedness; and

•	our intended use of proceeds from this offering, including with respect to statements regarding redeeming our senior notes.

Our actual results may differ significantly from those projected in the forward-looking statements in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in Item 1, “Business” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2019 and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019. You should carefully review these risks and also review the risks described in other documents we file from time to time with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, and we expressly assume no obligation and do not intend to update the forward-looking statements in this prospectus supplement, the accompanying prospectus or the documents incorporated herein or therein after the date hereof.

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SUMMARY

This summary highlights some basic information contained in greater detail elsewhere in this prospectus supplement. This summary may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before making an investment decision. You should pay special attention to the “Risk factors” section beginning on page S-7 of this prospectus supplement to determine whether an investment in the notes is appropriate for you. Unless otherwise specified, references in this prospectus supplement to “KLA,” “we,” “us” or “our” refer to KLA Corporation and its direct and indirect subsidiaries.

KLA

We are a leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. Our products are also used in a number of other high technology industries, including the advanced packaging, light emitting diode, power devices, compound semiconductor, and data storage industries, as well as general materials research.

Within our primary area of focus, our comprehensive portfolio of inspection and metrology products, and related service, software and other offerings, helps integrated circuit (“IC” or “chip”) manufacturers manage yield throughout the entire semiconductor fabrication process — from research and development to final volume production. These products and solutions are designed to provide comprehensive solutions to help our customers to accelerate their development and production ramp cycles, to achieve higher and more stable semiconductor die yields, and to improve overall profitability.

Our products and services are used by the vast majority of bare wafer, IC, reticle and hard disk drive manufacturers around the world. These customers turn to us for inline wafer and IC defect monitoring, review and classification; reticle defect inspection and metrology; packaging and interconnect inspection; critical dimension metrology; pattern overlay metrology; film thickness, surface topography and composition measurements; measurement of in-chamber process conditions, wafer shape and stress metrology; computational lithography tools; and overall yield and fab-wide data management and analysis systems. Our advanced products, coupled with our unique yield management services, allow us to deliver the solutions our customers need to accelerate their yield learning rates and significantly reduce their risks and costs.

Through the acquisition of Orbotech, Ltd. (“Orbotech”), we have expanded our reach in the electronics value chain to include technologically advanced, yield-enhancing and process-enabling solutions to address various manufacturing stages of Printed Circuit Boards (“PCB”), Flat Panel Displays (“FPD”), Specialty Semiconductor Devices (“SD”) and other electronic components. The products include Automated Optical Inspection (“AOI”), Automated Optical Shaping, Direct Imaging, additive printing, laser drilling, laser plotters, Computer-aided manufacturing and engineering solutions for PCB and additional adjacent electronics component manufacturing, as well as AOI, test, repair and process monitoring systems for FPD manufacturing and vacuum process tools for etch, Physical Vapor Deposition, Molecular Vapor Deposition and Chemical Vapor Deposition solutions for SD manufacturing.

In our Orbotech business, consumer end markets have been experiencing a fundamental shift in technology complexity, driven primarily by the proliferation of high-end mobile devices and automotive devices, as well as by the demand for large area FPDs such as large-size LCD televisions and OLED displays. The shift towards 5G connectivity and the fast-paced growth of the Internet of Things services is expected to continue to further accelerate this shift as more devices become connected and dependent upon other electronic devices.

Recent Developments

On January 30, 2020, we delivered a notice of redemption for $500.0 million in aggregate principal amount of our outstanding 4.125% Senior Notes due 2021 (the “2021 Notes”), which represents all outstanding 2021 Notes. We intend to use approximately $523.6 million of the net proceeds of this offering to pay the redemption price of the 2021 Notes. See “Use of proceeds.” We intend to redeem the 2021 Notes at a price equal to the principal amount of the 2021 Notes plus a make-whole premium.

Company Information

KLA was formed in April 1997 through the merger of KLA Instruments Corporation and Tencor Instruments, two long-time leaders in the semiconductor equipment industry that originally began operations in 1975 and 1976, respectively. Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “KLAC.” Our principal executive offices are located at One Technology Drive, Milpitas, California 95035 and our telephone number is (408) 875-3000. Our website is located at http://www.kla.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains certain material information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the notes.” In this section, “we,” “us,” and “our” refer only to KLA Corporation and not any of its subsidiaries.

Issuer	KLA Corporation, a Delaware corporation.

Securities offered	$ aggregate principal amount of notes.

Maturity date	The notes will mature on , 20 .

Interest payment date	and of each year, beginning , 2020.

Ranking	The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2019, we had $3.425 billion of indebtedness for borrowed money, which includes current and non-current liabilities, none of which was secured indebtedness, and our subsidiaries had approximately $1.771 billion of liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles (“GAAP”)) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes offered hereby and the redemption of $500.0 million in aggregate principal amount of 2021 Notes on March 2, 2020, our total indebtedness for borrowed money as of December 31, 2019 would have been $ billion.

Further issuances

We may create and issue additional series of notes under the indenture governing the notes. To the extent we do so, the separate series of notes will not vote together as a single series on any matters. We may also create and issue additional notes of the same series as the notes offered hereby, that will be equal in rank to the notes in all respects (or in all respects except for the issue date, issue price, the payment of interest accruing prior to the issue date of such additional notes, or the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes, and have the same terms as to status, redemption and otherwise as the notes. See “Description of the notes — Principal, maturity and interest.”

Guarantees	The notes will not be guaranteed by any of our subsidiaries.

Optional redemption	We may redeem the notes in whole or in part at any time at the applicable redemption price. See “Description of the notes — Redemption — Optional redemption.”

Repurchase upon change of control triggering event	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of the notes — Repurchase upon change of control triggering event.”

Listing	The notes will not be listed on any securities exchange or automated quotation system.

No prior market	The notes will be a new issue of securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of proceeds	We estimate the net proceeds from the sale of the notes will be approximately $ after deducting the estimated underwriting discounts and estimated offering expenses. We intend to use approximately $523.6 million of the net proceeds of this offering to redeem $500.0 million in aggregate principal amount of the 2021 Notes, and the remaining net proceeds for general corporate purposes, which may include the repayment of amounts outstanding under our Credit Agreement.

Governing law	The State of New York.

Trustee	Wells Fargo Bank, National Association.

Risk factors	You should carefully consider, along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth in this prospectus supplement under “Risk factors” before deciding whether to invest in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA AND PRO FORMA INFORMATION

Our summary consolidated statement of operations data presented below for each of the fiscal years ended June 30, 2019, 2018 and 2017, and the summary consolidated balance sheet data as of June 30, 2019 and 2018, have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data presented below for the six months ended December 31, 2019 and 2018, and the summary consolidated balance sheet data as of December 31, 2019, have been derived from our unaudited consolidated financial statements that are incorporated by reference in this prospectus supplement. In the opinion of management, such unaudited interim financial data contains all adjustments necessary for the fair statement of our financial position and results of operations as of and for such periods. Our historical results, including our operating results for the six months ended December 31, 2019, are not necessarily indicative of results that may be expected for future periods or for the full year.

On July 1, 2018, we adopted ASC 606 using the modified retrospective transition approach. Results for reporting periods beginning after June 30, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the previous revenue guidance in ASC 605, Revenue Recognition. Effective July 1, 2019, we adopted ASC 842. Prior periods were not retrospectively restated and, accordingly, the summary consolidated balance sheet data as of December 31, 2019 and the summary consolidated statement of operations data for the six months ended December 31, 2019 were prepared using accounting standards that were different than those in effect for all prior periods. On February 20, 2019, we completed our acquisition of Orbotech and, as a result, our financial results include those of Orbotech beginning on that date, which can limit comparability against prior periods.

This information is only a summary and should be read in conjunction with the financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual and quarterly reports and in conjunction with other information that we have filed with the SEC, and incorporated by reference in this prospectus supplement. See “Where you can find more information.”

	Year Ended June 30,			Six Months Ended December 31,
(In thousands, except per share data)	2019	2018	2017	2019	2018[1]
Consolidated Statement of Operations
Revenues:
Product	$3,392,243	$3,160,671	$2,703,934	$2,202,525	$1,681,428
Service	1,176,661	876,030	776,080	720,342	531,730

Total revenues	4,568,904	4,036,701	3,480,014	2,922,867	2,213,158

Costs and expenses:
Costs of revenues	1,869,377	1,446,041	1,286,215	1,237,859	789,647
Research and development	711,030	608,531	526,688	431,331	319,433
Selling, general and administrative	599,124	442,304	388,211	380,598	226,900
Interest expense	124,604	114,376	122,476	80,822	52,900
Other expense (income), net	(31,462)	(30,482)	(16,822)	(4,186)	(19,253)

Income before income taxes	1,296,231	1,455,931	1,173,246	796,443	843,531
Provision for income taxes	121,214	653,666	247,170	69,742	78,487

Net income	1,175,017	802,265	926,076	726,701	765,044
Less: Net loss attributable to non-controlling interest	(600)	—	—	(379)	—

Net income attributable to KLA	$1,175,617	$802,265	$926,076	$727,080	$765,044

Net income per share attributable to KLA:
Basic	$7.53	$5.13	$5.92	$4.60	$4.98

Diluted	$7.49	$5.10	$5.88	$4.56	$4.96

Weighted-average number of shares:
Basic	156,053	156,346	156,468	157,994	153,684

Diluted	156,949	157,378	157,481	159,314	154,389

(1)

The consolidated statement of operations data for the six months ended December 31, 2018 set forth above does not include our acquisition of Orbotech. Please refer to our Current Report on the Form 8-K/A filed on March 11, 2019, incorporated by reference into this prospectus supplement, for detailed pro forma financial information as well as Orbotech historical financial information.

	As of June 30,		As of December 31, 2019
(In thousands)	2019	2018
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$1,739,385	$2,880,318	$1,677,522
Working capital	$2,546,589	$3,334,730	$2,659,200
Total assets	$9,008,516	$5,638,619	$9,250,720
Long-term debt	$3,173,383	$2,237,402	$3,399,877
Total KLA stockholders’ equity	$2,659,108	$1,620,511	$2,669,764

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should consider the risks described below carefully and all of the information included or incorporated by reference in this prospectus supplement and accompanying prospectus before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special note regarding forward-looking statements.”

Risks relating to the notes

The notes are structurally subordinated to any future indebtedness and to the other liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes), and our subsidiaries may enter into future borrowing arrangements that limit their ability to transfer funds to us. Consequently, the notes will be structurally subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. All borrowings under our Credit Agreement (as defined above), which provides for a $1.0 billion six-year unsecured revolving credit facility, will be guaranteed on an unsecured basis by certain of our material domestic subsidiaries. As of December 31, 2019, our subsidiaries had approximately $1.771 billion of liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). In addition, the indenture governing the notes permits our subsidiaries to incur additional secured indebtedness and does not contain any limitation on the amount of unsecured indebtedness or other liabilities, such as trade payables, that may be incurred by our subsidiaries.

The notes will be subject to the prior claims of any future secured creditors.

The notes are unsecured obligations, ranking effectively junior to any secured indebtedness we may incur. As of December 31, 2019, we did not have any outstanding secured indebtedness, although the indenture governing the notes does not limit the amount of additional unsecured debt that we and our subsidiaries may incur and permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The terms of our Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our Credit Agreement contains restrictive covenants that impose operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our and our subsidiaries’ ability to:

•	incur or issue subsidiary debt or preferred equity;

•	create liens;

•	enter into sale and leaseback transactions;

•	enter into fundamental changes (including mergers, consolidations, transfers of all or substantially all assets and changes in nature of business conducted);

•	enter into transactions with affiliates; and

•	create or permit certain restrictive agreements.

The Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default.

In addition, the restrictive covenants in the Credit Agreement require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests may be affected by events beyond our control, and we may be unable to meet them. You should read the discussion under the heading “Description of other indebtedness” for further information about these covenants.

A breach of the covenants or restrictions under the Credit Agreement could result in an event of default thereunder. Such a default may allow the lenders thereunder to accelerate the loans and may result in the acceleration of any other debt which has a cross-acceleration or cross-default provision that applies to the Credit Agreement. In addition, an event of default under the Credit Agreement would permit the lenders to terminate all commitments to extend further credit under the Credit Agreement. In the event our lenders or other debt holders accelerate the repayment of any borrowings that may be outstanding, we and our subsidiaries may not have sufficient assets or liquidity to repay that indebtedness.

The negative covenants in the indenture that governs the notes provide limited protection to holders of the notes.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and lease-back transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The limitation on liens and limitation on sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of the notes — Certain covenants.” In light of these exceptions, holders of the notes may be structurally or effectively subordinated to new lenders.

Despite our increased consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional unsecured debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

Dividends and repurchases of our common stock under our stock repurchase program will reduce funds available for repayment of the notes.

We have historically paid quarterly dividends and intend to continue to do so subject to capital availability and periodic determinations by our Board of Directors. Further, on March 16, 2018, our Board of Directors

authorized a stock repurchase program which permits us to repurchase up to $2.0 billion of shares and on September 17, 2019, our Board of Directors authorized an additional $1.0 billion of shares to be repurchased under the program. As of December 31, 2019, an aggregate of $1.35 billion was available for repurchase under the stock repurchase program. We expect to continue these repurchases in the future using cash, including proceeds from this offering, or other of our assets. The amount of our future repurchases may be significant, and the indenture governing the notes does not limit our ability to conduct future repurchases in any way. Similarly, the indenture governing the notes does not limit our ability to pay dividends. Any future dividends or repurchases by us would reduce the cash and stockholders’ equity that is available to repay the notes.

The provisions of the notes will not necessarily protect you in the event of certain highly leveraged transactions.

Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of the notes — Repurchase upon change of control triggering event”), you will have the right to require us to repurchase the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us will generally not constitute a Change of Control (as defined herein) that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

You may not be entitled to require us to repurchase your notes in certain circumstances involving our Board of Directors, including in connection with a proxy contest, where our Board of Directors does not endorse a dissident slate of directors, but approves such directors as Continuing Directors (as defined herein) for purposes of the indenture governing the notes. This may result in a change in the composition of the Board of Directors that, but for such subsequent approval, would have otherwise constituted a Change of Control that would potentially lead to a Change of Control Triggering Event, in which case you will not have the right to require us to repurchase all or a portion of your notes.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at that time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a Change of Control Triggering Event constitutes an event of default or prepayment under such indebtedness. Our failure to make such a repurchase would result in a default under the notes and our Revolving Credit Facility, and may constitute an event of default under our future debt instruments.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity as described under “Description of the notes — Redemption — Optional redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

Our substantial leverage could have a significant effect on our operations and on our ability to secure additional financing when needed.

After giving effect to the issuance of the notes offered hereby and the redemption of $500.0 million in aggregate principal amount of the 2021 Notes on March 2, 2020, our total indebtedness for borrowed money as of December 31, 2019, would have been $             billion. Our ability to repay or refinance our indebtedness or to secure additional capital resources to fund our business will depend upon, among other things, our operating performance. Such future operating results may be affected by general economic, competitive, business and other factors beyond our control. Although we believe that our future cash flow from operating activities, together with available financing arrangements, will be sufficient to fund our operating, strategic growth, capital expenditure and debt service requirements, if we fail to meet our financial obligations or if supplemental financing is not available to us on satisfactory terms when needed, our business could be harmed.

We will be required to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which could reduce the amount of discretionary funds available for our other operational needs and growth objectives.

We may also be more vulnerable in the event of a deterioration of our business or changes in the semiconductor industry or the economy in general, because of our increased need for cash flow.

In the event of a default, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be effectuated on satisfactory terms, if at all, or that sufficient funds could be obtained to make the requisite debt service payments.

Changes in our credit ratings may adversely affect the value of the notes.

Any ratings of the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

There may not be an active trading market for the notes.

There is no existing market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including, but not limited to, prevailing interest rates, our financial condition and results of operations, prospects for companies in our industry generally, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to the optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Risks related to our business

We operate in a rapidly changing economic and technological environment that presents numerous risks, many of which are driven by factors that we cannot control or predict. The risk factors set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2019, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, highlight some of these risks. You should read our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of the notes of approximately $             after deducting underwriting discounts and other estimated offering expenses payable by us in connection with the offering of the notes. See “Underwriting.”

We intend to use approximately $523.6 million of the net proceeds from this offering to redeem $500.0 million in aggregate principal amount of the 2021 Notes, and the remaining net proceeds for general corporate purposes, which may include repayment of amounts outstanding under our Credit Agreement. The 2021 Notes bear an interest rate of 4.125% and mature on November 1, 2021. The borrowings under our Credit Agreement bear an interest rate of 2.775% and mature on November 30, 2023.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities, restricted cash and consolidated capitalization as of December 31, 2019:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (1) this offering and (2) the use of approximately $523.6 million of the net proceeds from this offering to redeem $500.0 million in aggregate principal amount of the 2021 Notes on March 2, 2020.

This table should be read in conjunction with our consolidated financial statements and the notes thereto included or incorporated by reference herein.

	As of December 31, 2019
(in thousands, except per share data)	Actual	As Adjusted
Cash, cash equivalents and marketable securities(1)	$1,677,522	$

Long-term debt:
4.125% Senior notes due on November 1, 2021(2)	$500,000	$
4.650% Senior notes due on November 1, 2024(2)	1,250,000
5.650% Senior notes due on November 1, 2034(2)	250,000
4.100% Senior Notes due on March 15, 2029(2)	800,000
5.000% Senior Notes due on March 15, 2049(2)	400,000
% Senior Notes due on , 20 (3)	—
Revolving Credit Facility(4)	225,000

Total long-term debt	$3,425,000	$

Stockholders’ equity:
Common stock and capital in excess of par value	2,017,521
Retained earnings	719,001
Accumulated other comprehensive income (loss)	(66,758)

Total KLA stockholders’ equity	2,669,764
Non-controlling interest in consolidated subsidiaries	18,206

Total stockholders’ equity	$2,687,970	$

Total capitalization	$6,112,970	$

(1)

The as adjusted amount reflects the payment of a redemption price for the 2021 Notes equal to the undiscounted amount of remaining scheduled payments of principal and interest after the redemption date, plus accrued interest to, but excluding, the redemption date. Pursuant to the terms of the indenture governing the 2021 Notes, the actual redemption price will be calculated by discounting such remaining scheduled payments of principal and interest to March 2, 2020, using a discount rate equal to a reference rate (based on the comparable U.S. Treasury having a maturity date that approximates the remaining term of the 2021 Notes from the redemption date and the par call date) plus 35 basis points.

(2)	Balance reflects the principal amount and not the GAAP carrying value, which includes unamortized discount and debt issuance costs of $25.1 million in the aggregate.
(3)	The as adjusted amount does not reflect any debt discounts or other capitalized debt issuance costs and reflects the principal amounts outstanding.
(4)	As of December 31, 2019, we had $775.0 million aggregate principal amount of unused capacity under the Revolving Credit Facility.

DESCRIPTION OF THE NOTES

General

For purposes of this section, references to “KLA,” “we,” “us” and “our” are references to KLA Corporation only and not to any of its subsidiaries. We will issue the        % Senior Notes due 20     (the “notes”) as a separate series of debt securities under an indenture dated as of November 6, 2014 (the “Indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The term “Indenture,” as used herein, includes any Officer’s Certificate (as defined in the Indenture) or supplemental indenture establishing the form and terms of the Securities (as defined in the Indenture) pursuant to the Indenture.

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture may be obtained from us. You can find definitions of certain capitalized terms used in this description under “— Certain definitions.”

We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Registrar. We may change any Paying Agent and Registrar without notice to holders of the notes (the “Holders”). We will pay principal (and premium, if any) on notes in global form at the Trustee’s corporate office, which, initially, will be the corporate trust operations office of the Trustee located at 600 South Fourth Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55415, Attention: Corporate Trust Operations. Interest on certificated notes will be paid by wire transfer of immediately available funds to the account specified by the Holder thereof to the paying agent or, if no such account is specified, by mailing a check to such Holder’s registered address. The transferor of any note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Principal, maturity and interest

We will issue $                in aggregate principal amount of the notes in this offering. The notes will mature on                , 20    . Interest on the notes will accrue at the rate of        % per annum. Interest on the notes will be payable semiannually in arrears on                and                of each year, commencing on                , 2020, to the persons who are registered Holders of the notes at the close of business on the                 and                , whether or not a Business Day, immediately preceding the applicable interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. If any interest payment date, redemption date, repurchase date or maturity date falls on a day which is not a Business Day, payment of interest, principal and premium, if any, with respect to the notes will be made on the next Business Day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date. Interest for the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

We may from time to time without notice to, or the consent of, any Holder, create and issue additional series of notes under the Indenture. To the extent we do so, the separate series of notes will not vote together as a single series on any matters. We may also from time to time without notice to, or the consent of, any Holder, create and issue additional notes under the Indenture equal in rank to the notes offered hereby in all respects (or in all respects except for the issue date, issue price, the payment of interest accruing prior to the issue date of such additional notes, or the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby, and have the same terms as to status, redemption and otherwise as the notes; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

The notes will not be guaranteed by any of our subsidiaries. The notes will not be entitled to the benefit of any mandatory sinking fund.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes; and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods), on the notes from time to time on demand at the same rate to the extent lawful.

Ranking

The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

As of December 31, 2019, we had $3.425 billion of indebtedness for borrowed money, which includes current and non-current liabilities, none of which was secured indebtedness, and our subsidiaries had approximately $1.771 billion of liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes offered hereby and the redemption of $500.0 million in aggregate principal amount of the 2021 Notes on March 2, 2020, our total indebtedness for borrowed money as of December 31, 2019 would have been $                billion.

Redemption

Optional redemption

The notes will be redeemable, in whole or in part, at our option, at any time prior to maturity on at least 30 but not more than 60 days’ prior notice to each Holder of the notes to be redeemed. The redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus                 basis points, plus, in the case of each of clauses (1) and (2), accrued and unpaid interest to, but not including, the redemption date; provided that if we redeem any notes on or after                 , 20     (six months prior to the maturity date of the notes) (such date, the “Par Call Date”), the redemption price for those notes will equal 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by us.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their respective affiliates, their respective successors and one other nationally recognized investment banking firms that are primary U.S. government securities dealers as selected by us. If any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to notes to be redeemed, the remaining scheduled payments of principal of and interest on such notes that would be due after the related redemption date but for the redemption (assuming maturity of such notes on the Par Call Date). If that redemption date is not an interest payment date with respect to any notes subject to redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued on such notes to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of, and accrued interest on, the notes to be redeemed on that date. Calculation of the redemption price will be made by us or on our behalf by such person as we shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

Selection and notice of redemption

In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and, in the case of global notes, in accordance with the applicable procedures of the Depositary (as defined below).

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, in the case of certificated notes, or delivered in accordance with the applicable procedures of the Depositary, in the case of global notes. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note or in the case of a global note the new principal amount will be reflected on the schedule to the global note. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption as long as we have deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Repurchase upon change of control triggering event

If a Change of Control Triggering Event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof), of each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to the notes, we will be required to give notice to Holders of the notes, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The Paying Agent will be required to promptly give, to each Holder who properly tendered notes, the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or otherwise fails to complete its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict. For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to one or more persons, other than to us or one of our subsidiaries; (2) the first day on which a majority of the members of our board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to our liquidation or dissolution. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of our proxy statement in which such member was named as a nominee for election as a director).

“Depositary” means, with respect to the notes, a clearing agency registered under the Exchange Act that is designated to act as depositary for such notes in accordance with the terms of the Indenture.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Moody’s, S&P and Fitch to the extent Fitch makes its rating available; and (b) if any of the Rating Agencies ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of our Board of Directors) as a replacement for Moody’s, S&P or Fitch, or some or all of them, as the case may be.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Holders may not be entitled to require us to purchase their notes in certain circumstances involving our Board of Directors, including in connection with a proxy contest, where our Board of Directors does not endorse a dissident slate of directors, but approves such directors as Continuing Directors for purposes of the Indenture. This may result in a change in the composition of the Board of Directors that, but for such subsequent approval, would have otherwise constituted a Change of Control, in which case you will not have the right to require us to repurchase all or a portion of your notes.

Certain covenants

The Indenture will contain, among others, the following covenants:

Limitation on liens

We will not (nor will we permit any of our Domestic Subsidiaries to) issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or upon any of the Capital Stock or Indebtedness of any of our Subsidiaries (whether such Principal Property, or Capital Stock or Indebtedness is now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the notes then outstanding (together with, if we shall so determine, any other Indebtedness of or guarantee by us or such Subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured Indebtedness. The foregoing restriction, however, will not apply to any of the following:

•	Liens existing on the Issue Date;

•

Liens on assets or property of a person at the time it becomes a Subsidiary, securing Indebtedness of only such person, provided such Indebtedness was not incurred in connection with such person or entity becoming a Subsidiary and such Liens do not extend to any assets other than those of the person becoming a Subsidiary;

•

Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our Subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such person was merged into or consolidated with us or any of our Subsidiaries;

•

Liens existing on assets created at the time of, or within the 12 months following, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of (in each case including related costs and expenses) such assets;

•

Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to above, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

•	Liens in favor of only us or one or more of our Subsidiaries;

•	Liens in favor of the Trustee securing Indebtedness owed under the Indenture to the Trustee and granted in accordance with the Indenture;

•	Liens to secure Hedging Obligations; and

•

Liens otherwise prohibited by this covenant, securing Indebtedness which, together with the value of Attributable Debt incurred in sale and lease-back transactions permitted under “— Limitation on sale and lease-back transactions” below, do not exceed 20% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.

Limitation on sale and lease-back transactions

We will not, nor will we permit any of our Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Subsidiary, as applicable, would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes then outstanding, pursuant to the covenant described above under the caption “— Limitation on liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Limitation on mergers and other transactions

We may not merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless the following conditions are satisfied:

(1) either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture satisfactory to the Trustee, all of our obligations under the notes and the Indenture;

(2) immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture; and

(3) an officer’s certificate and opinion of counsel is delivered to the Trustee to the effect that such transaction, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this “— Limitation on mergers and other transactions” and that all conditions precedent under the Indenture relating to such transaction have been complied with.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, us under the Indenture and, subject to the terms of the Indenture, we will be released from the obligation to pay principal and interest on the notes and all obligations under the Indenture.

Reports to holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 30 days after such document or report is required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR, it being understood that the Trustee shall not be responsible for determining whether such filings have been made. Delivery of the information, documents and other reports described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the Indenture (as to which the Trustee is entitled to conclusively rely on an officer’s certificate).

Events of default

The following events will be defined in the Indenture as “Events of Default” with respect to the notes:

(1) the failure to pay interest on any of the notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal (or premium, if any) of any of the notes, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase the notes tendered pursuant to a Change of Control Offer);

(3) a default in the performance, or breach, of our obligations under the “— Certain covenants — Limitation on mergers and other transactions” covenant described above;

(4) a Default in the observance or performance of any other covenant or agreement contained in the Indenture which Default continues for a period of 60 days after we receive written notice specifying the Default (and demanding that such Default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes;

(5) (a) a failure to make any payment at the stated maturity on any of our Indebtedness (other than Indebtedness owing to any of our Subsidiaries) outstanding in an amount in excess of $100.0 million or its foreign currency equivalent at the time and continuance of this failure to pay after any applicable grace period or (b) a Default on any of our Indebtedness (other than Indebtedness owing to any of our Subsidiaries), which Default results in the acceleration of such Indebtedness in an amount in excess of $100.0 million or its foreign currency equivalent at the time without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 5(a) or (b) ceases or is cured, waived, rescinded or annulled, then the Event of Default under the Indenture will be deemed cured; or

(6) certain events of bankruptcy or insolvency affecting us or any of our Significant Subsidiaries.

If an Event of Default (other than an Event of Default with respect to us specified in clause (6) above) shall occur and be continuing with respect to the notes, the Trustee or the Holders of at least 25% of the principal amount of the notes may declare the principal of, premium, if any, and accrued interest on all notes to be due and payable by notice in writing to us and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) with respect to us (but not any of our Significant Subsidiaries) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of such notes (including additional notes, if any) may rescind and cancel such declaration and its consequences if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default with respect to such notes have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) we have paid the Trustee its compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officer’s certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the notes (including additional notes, if any) may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such notes, as applicable.

The Holders may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to the Trustee receiving security or indemnity reasonably satisfactory to it. Nothing herein shall impair the right of a Holder to institute suit for the enforcement of any payment on or with respect to the notes.

We will be required to provide an officer’s certificate to the Trustee promptly upon obtaining knowledge of any Default or Event of Default (provided that we shall provide an officer’s certificate annually as to whether or not such officer knows of any Default or Event of Default) that has occurred and, if applicable, the officer’s certificate shall describe such Default or Event of Default and the status thereof.

No personal liability of directors, officers, employees, incorporator and stockholders

No past, present or future director, officer, employee, incorporator, agent, stockholder or affiliate of us or any of our Subsidiaries, as such, shall have any liability for any obligations of us or any of our Subsidiaries under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.

Legal defeasance and covenant defeasance

We may, at our option and at any time, elect to have our obligations discharged with respect to the notes then outstanding (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the notes then outstanding, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trusts, duties and immunities of the Trustee and our obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture, including those described under “— Certain covenants — Limitation on liens,” “— Certain covenants — Limitation on sale and lease-back transactions” and “— Repurchase upon change of control triggering event” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “— Events of default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing with respect to such notes on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture with respect to such notes (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(6) we must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance with respect to such notes have been complied with;

(7) we must deliver to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of us between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of us, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(8) certain other customary conditions precedent are satisfied.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all the notes then outstanding, when:

(1) either:

(A) all notes theretofore authenticated and delivered (except destroyed, lost, or stolen notes and which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B) all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable within one year, or (3) are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at the stated maturity or redemption, as the case may be;

(2) we have paid all other sums payable under the Indenture by us; and

(3) we have delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the indenture

From time to time, we and the Trustee, without the consent of the Holders, may amend the Indenture and the notes for certain specified purposes, including:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the provisions described under “— Certain covenants — Limitation on mergers and other transactions”;

(4) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(5) to evidence and provide for the acceptance of appointment by a successor Trustee;

(6) to conform the text of the Indenture or the notes to any corresponding provision of this “Description of the notes”;

(7) to establish the form or terms of notes as permitted by the terms of the Indenture;

(8) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the Indenture, in each case in compliance with the provisions thereof; or

(9) to make any change that would provide any additional rights or benefits to the Holders of the notes (including to secure the notes, add guarantees with respect thereto, to add to our covenants for the benefit of the Holders or to surrender any right or power conferred upon us under the Indenture) or that does not adversely affect the legal rights hereunder of any Holder of the notes in any material respect.

In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel or an officer’s certificate or both. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the notes then outstanding and affected (including additional notes, if any), except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of, change or have the effect of changing the fixed maturity of any notes, change the date on which any notes may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;

(4) make any notes payable in currency other than that stated in the notes or change the place of payment of the notes from that stated in the notes or in the Indenture;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes (including additional notes, if any) to waive Defaults or Events of Default;

(6) make any change in these amendment and waiver provisions; or

(7) make any change to or modify the ranking of the notes that would adversely affect the Holders.

Governing law

The Indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted-average interest rate per annum borne by the securities then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Board of Directors” means, as to any person, the board of directors (or similar governing body) of such person or any duly authorized committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Common Stock” of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Hedging Obligations” means:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means with respect to any person, without duplication:

(1) all obligations of such person for borrowed money; and

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.

“Issue Date” means the date of original issuance of the notes but not any additional notes.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions or the corporate trust office are not required to be open in the State of New York or a place of payment.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Preferred Stock” of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting the principal corporate office, any manufacturing, assembly or test plant, or any manufacturing, assembly, test, distribution or research facility (in each case, whether now owned or hereafter acquired) which is owned or leased by us or any of our Subsidiaries unless our Board of Directors has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by us and our Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Subsidiary to such person.

“Significant Subsidiary,” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

Book-entry settlement

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with arrangements between DTC and the Trustee.

If you wish to hold notes through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of notes outside the United States, Euroclear and Clearstream (both described below) participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through direct participants.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the notes. The ability of Euroclear or Clearstream to take actions as a holder of the notes under the Indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources we believe to be reliable, but we make no representation or warranty with respect to this information. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We and the Trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any notes through DTC and investors who hold or will hold any notes through Euroclear or Clearstream will be effected in DTC through the respective depositaries of Euroclear and Clearstream.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of the notes under the Indenture or a global note representing the notes.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in global notes held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

The laws of some states require certain purchasers of notes to take physical delivery of the notes in definitive form. These laws may impair your ability to transfer beneficial interests in global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in a global note to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

The depository trust company

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (“FINRA”);

•

access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of each such global note only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global notes, and we have not appointed a successor depository within 90 days of that notice;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we determine not to have the notes represented by global notes; or

•	an Event of Default has occurred and is continuing with respect to the notes and a holder of the notes requests the issuance of certificated notes.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued. In connection with any proposed exchange of a certificated note for a global note, we or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions are summaries of the material terms of certain indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements, which are incorporated by reference herein.

Existing Notes

In November 2014 and March 2019, we issued $2.5 billion aggregate principal amount and $1.2 billion aggregate principal amount, respectively, of senior, unsecured long-term notes (the “Existing 2014 Notes” and the “Existing 2019 Notes”, respectively, and collectively referred to as “Existing Notes”).

In October 2014, we entered into a series of forward contracts to lock the 10-year treasury rate on a portion of the Existing 2014 Notes with a notional amount of $1 billion in aggregate. During the fiscal years ended June 30, 2018 and June 30, 2019, we entered into a series of forward contracts to lock the benchmark interest rate on a portion of the Existing 2019 Notes with a notional amount of $500.0 million in aggregate. For additional details, refer to Note 16, “Derivative Instruments and Hedging Activities” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019.

We repaid $250 million in aggregate principal amount of Existing 2014 Notes in November 2017 at the stated maturity of such Existing 2014 Notes and redeemed $250 million in aggregate principal amount of Existing 2014 Notes in October 2019 at a redemption price equal to 100% of the principal amount of the Existing 2014 Notes to be redeemed, plus accrued and unpaid interest. As of December 31, 2019, there was $3.2 billion in aggregate principal amount of Existing Notes outstanding. On March 2, 2020, we intend to use approximately $523.6 million of the net proceeds from this offering to redeem $500.0 million in aggregate principal amount of our 4.125% Senior Notes due 2021 (the “2021 Notes”). See “Use of proceeds.”

Interest on the Existing 2014 Notes is payable semi-annually on May 1 and November 1 of each year, and interest on the Existing 2019 Notes is payable semi-annually on March 15 and September 15 of each year. The Existing Notes were issued pursuant to the Indenture that will govern the notes offered hereby. The Indenture includes covenants that limit our and certain of our subsidiaries’ ability to grant liens on specified properties or the capital stock or indebtedness of certain of our subsidiaries and enter into sale and leaseback transactions with respect to specified properties, subject to significant exceptions. As of December 31, 2019, we were in compliance with all of our covenants under the Indenture.

In certain circumstances involving a change of control followed by a downgrade of the rating of a series of Existing Notes by at least two of Moody’s, S&P and Fitch, unless we have exercised our right to redeem the Existing Notes of such series, we will be required to make an offer to repurchase all or, at the holder’s option, any part, of each holder’s Existing Notes of that series at a purchase price payable in cash equal to 101% of the aggregate principal amount of Existing Notes repurchased plus accrued and unpaid interest, if any, on the Existing Notes repurchased, up to, but not including, the date of repurchase.

Credit Agreement

In November 2017, we entered into a Credit Agreement (the “Credit Agreement”) providing for a $750.0 million five-year unsecured revolving credit facility (the “Revolving Credit Facility”). On November 2, 2018, we entered into an Incremental Facility, Extension and Amendment Agreement to amend the Credit Agreement to, among other things, increase the Revolving Credit Facility by $250.0 million in the aggregate. Amounts outstanding under the Credit Agreement will be guaranteed on an unsecured basis by certain of our material domestic subsidiaries. During the second quarter of the fiscal year ending June 30, 2020, we borrowed $250.0 million from the Revolving Credit Facility and made a principal payment of $25.0 million within the same quarter. As of December 31, 2019, we had outstanding $225.0 million aggregate principal amount of borrowings under the Revolving Credit Facility.

We may borrow, repay and reborrow funds under the Revolving Credit Facility until its maturity on November 30, 2023 (the “Revolving Facility Maturity Date”), at which time such Revolving Credit Facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. We may prepay the Revolving Credit Facility at any time without a prepayment penalty.

Borrowings under the Revolving Credit Facility will bear interest, at our option, at either: (i) the Alternative Base Rate (“ABR”) plus a spread, which ranges from 0 bps to 75 bps, or (ii) the London Interbank Offered Rate (“LIBOR”) plus a spread, which ranges from 100 bps to 175 bps. The spreads under ABR and LIBOR are subject to adjustment in conjunction with credit rating downgrades or upgrades. We are also obligated to pay an annual commitment fee on the daily undrawn balance of the Revolving Credit Facility, which ranges from 10 bps to 25 bps, subject to an adjustment in conjunction with changes to our credit rating. As of December 31, 2019, we pay an annual commitment fee of 12.5 bps on the daily undrawn balance of the Revolving Credit Facility.

The Revolving Credit Facility requires us to maintain an interest expense coverage ratio as described in the Credit Agreement, on a quarterly basis, covering the trailing four consecutive fiscal quarters of no less than 3.50 to 1.00. In addition, we are required to maintain the maximum leverage ratio as described in the Credit Agreement, on a quarterly basis of 3.00 to 1.00, covering the trailing four consecutive fiscal quarters for each fiscal quarter, which can be increased to 4.00 to 1.00 for a period of time in connection with a material acquisition or a series of material acquisitions.

The Credit Agreement contains restrictive covenants that impose operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our and our subsidiaries’ ability to (i) incur or issue subsidiary debt or preferred equity; (ii) create liens; (iii) enter into sale and leaseback transactions; (iv) enter into fundamental changes (including mergers, consolidations, transfers of all or substantially all assets and changes in nature of business conducted); (v) enter into transactions with affiliates; and (vi) create or permit certain restrictive agreements.

The Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default.

We were in compliance with all covenants under the Credit Agreement as of December 31, 2019.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering at the “issue price” (which we assume will be the applicable public offering price indicated on the cover of this prospectus supplement) and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax on net investment income consequences, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a regulated investment company or real estate investment trust;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•	a holder that holds notes as part of a “straddle,” hedge, or integrated or other risk reducing transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity;

•	a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (and investors therein);

•	a holder deemed to sell notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”); or

•	a holder required under Section 451(b) of the Code to conform the timing of income accruals with respect to the notes to their financial statements.

If you are a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Certain additional payments

There are circumstances in which we might be required to make payments on a note that would increase the yield of the note, as described under “Description of the notes — Redemption — Optional redemption” and “Description of the notes — Repurchase upon change of control triggering event.” We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. However, the treatment of the notes under the Treasury Regulations is unclear, and our position is not binding on the Internal Revenue Service (“IRS”). If the IRS were to successfully assert a contrary position, you would be required, regardless of your accounting method, to accrue as interest income original issue discount on your note in each taxable year at the “comparable yield,” which is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Furthermore, you would need to make adjustments upward or downward to such accruals to reflect the difference, if any, between the actual payments on the note, and projected payments based on the comparable yield. As a result, you might be required to accrue income in excess of the cash interest payments that you receive in respect of the notes in a taxable year. In addition, any income upon a sale, exchange, retirement or other taxable disposition of the notes would be treated as ordinary income rather than as capital gain. Our position that the notes are not contingent payment debt instruments will be binding on you unless you disclose a contrary position to the IRS in a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire the notes. You should consult your tax adviser regarding the tax consequences if the notes are treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of interest

Stated interest on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or other taxable disposition of the notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the note. Your tax basis in a note will generally equal the cost of your note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described under “— Payments of interest” above.

Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are not a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes and are not a U.S. Holder.

Payments on the notes

Subject to the discussions below regarding backup withholding and FATCA, payments of principal and interest on the notes by us or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

you are not a “controlled foreign corporation” (generally, a foreign corporation more than 50% of the stock of which (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the total combined voting power or at least 10% of the total value of shares of all classes of the corporation’s stock) that is related, directly or indirectly, to us through stock ownership;

•	you certify on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8, under penalties of perjury, that you are not a United States person; and

•	such payment is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty.

Sale or other taxable disposition of the notes

Subject to the discussion below regarding backup withholding, you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States as described below (and, generally, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Effectively connected income”, and any amounts attributable to accrued interest will be treated as described above under “— Payments on the notes”; or

•

you are a non-U.S. holder who is an individual present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S.-source capital losses, would be subject to a flat 30% tax (or lower applicable income tax treaty rate), even though the individual is not considered a resident of the United States.

Effectively connected income

If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup withholding and information reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption. The backup withholding rate is currently 24%.

If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Copies of these reports may be made available to tax authorities in your country of residence. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Legislation incorporating provisions commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments of interest on the notes and proceeds of sales, redemptions or other dispositions of the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other “non-financial foreign entities” (whether as beneficial owner or intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (3) an exemption applies.

Subject to the following sentence, if the payee is a foreign financial institution and an exemption does not apply, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the applicable foreign country has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury and obviate any need to enter into an agreement with the U.S. Treasury. The Treasury Secretary has issued proposed regulations providing that the withholding provisions of FATCA do not apply with respect to payments of gross proceeds from a sale, redemption or other disposition of the notes, which may be relied upon by taxpayers until final regulations are issued. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal amount of notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
MUFG Securities Americas Inc.
SunTrust Robinson Humphrey, Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes to be sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and to other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of         % of the principal amount of the notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of         % of the principal amount of the notes to other dealers. After the initial offering, the public offering price, concession or any other term of the offering with respect to the notes may be changed.

The following table shows the underwriting discount that we will pay to the underwriters for the notes.

Paid by us
Per note		%

Total	$

The expenses of the offering payable by us, not including the underwriting discounts set forth in the table above, are estimated at $2.0 million. The underwriters have agreed to reimburse us for certain of our expenses in connection with the offering of the notes.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

The underwriters and affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent under the Credit Agreement. Wells Fargo Securities, LLC, an affiliate of the Trustee, is one of the underwriters. In addition, certain of the underwriters or their affiliates are lenders under the Credit Agreement. As a result, certain of the underwriters or their affiliates will receive a portion of the net proceeds of this offering to the extent such proceeds are used to repay borrowings under the Credit Agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared, and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

Additional Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to and directed at persons outside the United Kingdom and those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this offering memorandum relates will be engaged only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this offering memorandum or any of its contents.

Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, the notes or us have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and

Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, may not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, ‘‘Japanese Person’’ shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).

This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on these matters.

The Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for this prospectus supplement or the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the seventh business day following the date of the pricing of the notes (“T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult with their own advisors.

LEGAL MATTERS

Certain legal matters in connection with our offering of the notes will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of KLA Corporation incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended June 30, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Orbotech Ltd. business KLA Corporation acquired during 2019) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Orbotech Ltd. included as Exhibit 99.1 of KLA Corporation’s Current Report on Form 8-K/A dated March 11, 2019 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

KLA-Tencor Corporation

Debt Securities

We may offer from time to time debt securities. Specific terms of these debt securities will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Investing in these securities involves certain risks. Investors should review the risks contained or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement before investing in the securities offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 1, 2018.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise specified, references in this prospectus to “KLA-Tencor,” “we,” “us” or “our” refer to KLA-Tencor Corporation and its direct and indirect subsidiaries.

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KLA-TENCOR CORPORATION

We are a leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. Our products are also used in a number of other high technology industries, including the advanced packaging, light emitting diode, or LED, power devices, compound semiconductor, and data storage industries, as well as general materials research.

Within our primary area of focus, our comprehensive portfolio of inspection and metrology products, and related service, software and other offerings, helps integrated circuit, or IC or chip, manufacturers manage yield throughout the entire semiconductor fabrication process-from research and development, or R&D, to final volume production. These products and offerings are designed to provide comprehensive solutions to help our customers to accelerate their development and production ramp cycles, to achieve higher and more stable semiconductor die yields, and to improve their overall profitability.

Our products and services are used by the vast majority of bare wafer, IC, lithography reticle (reticle or mask) and disk manufacturers around the world. These customers turn to us for inline wafer and IC defect monitoring, review and classification; reticle defect inspection and metrology; packaging and interconnect inspection; critical dimension, or CD, metrology; pattern overlay metrology; film thickness, surface topography and composition measurements; measurement of in-chamber process conditions, wafer shape and stress metrology; computational lithography tools; and overall yield and fab-wide data management and analysis systems. Our advanced products, coupled with our unique yield management services, allow us to deliver the solutions our customers need to accelerate their yield learning rates and significantly reduce their risks and costs.

Company Information

We were formed in April 1997 through the merger of KLA Instruments Corporation and Tencor Instruments, two long-time leaders in the semiconductor equipment industry that originally began operations in 1975 and 1976, respectively. Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol “KLAC.” Our principal executive offices are located at One Technology Drive, Milpitas, California 95035 and our telephone number is (408) 875-3000. Our website is located at http://www.kla-tencor.com. The information on, or accessible through, our website is not part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. The form of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

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RISK FACTORS

Investing in the debt securities involves risk. Please see the risk factors described in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q and any amendments thereto, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file annual, quarterly and other reports and information with the SEC. For further information regarding us, you may desire to review reports and other information filed under the Exchange Act, including the reports and other information incorporated by reference into this prospectus. Such reports and other information may be read and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies can be obtained by mail at prescribed rates by writing to the public reference room mentioned above. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can also find our filings at the SEC’s website at http://www.sec.gov and on our website at http://www.kla-tencor.com. Our website and the information contained on, or accessible through, our website are not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except the information contained in such documents to the extent “furnished” and not “filed”):

(1)	Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as filed with the SEC on August 4, 2017;

(2)

Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 from our Definitive Proxy Statement on Schedule 14A filed on September 21, 2017.

(3)	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2017 and December 31, 2017, as filed with the SEC on October 27, 2017 and January 25, 2018, respectively; and

(4)	Current Reports on Form 8-K filed with the SEC on August 3, 2017, August 15, 2017, November 3, 2017, November 30, 2017 and February 1, 2018.

You may request a copy of these filings at no cost by contacting KLA-Tencor’s Investor Relations department by calling (408) 875-3000 or by writing to Investor Relations, KLA-Tencor Corporation, One Technology Drive, Milpitas, California 95035.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents that are incorporated by reference into this prospectus contain certain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be forward-looking statements. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “thinks,”

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“seeks” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors; the financial condition of the global capital markets and the general macroeconomic environment; new and enhanced product and technology offerings by competitors; cancellation of orders by customers; the ability of our research and development teams to successfully innovate and develop technologies and products that are responsive to customer demands; our ability to successfully manage our costs; market acceptance of our existing and newly issued products; and changing customer demands. We also refer you to those factors discussed in “Risk Factors” included in documents that we file from time to time with the SEC, including KLA-Tencor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, which are incorporated by reference herein.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New information, future events or risks could cause the forward-looking events we discuss in this prospectus not to occur. You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus or as of the date of the documents incorporated by reference herein, as applicable.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was as follows for the respective periods indicated.

Six Months Ended December 31,		Fiscal Year Ended June 30,
2017	2016	2017	2016	2015	2014	2013
12.5	9.4	10.3	7.8	4.8	13.9	13.1

For purposes of calculating the ratio of earnings to fixed charges, earnings refers to the amount resulting from adding earnings before income taxes, plus fixed charges. Fixed charges for these purposes include interest expense, amortization of bond issuance costs, amortization of bond discount and one-third of rental expense, which KLA-Tencor considers to be a reasonable approximation of the interest factor included in rental expense.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute the senior debt of KLA-Tencor. The debt securities will be issued under an indenture between KLA-Tencor and Wells Fargo Bank, National Association, as trustee. We will include in a prospectus supplement the specific terms of each series of debt securities being offered. In addition, the material terms of any indenture, which will govern the rights of the holders of our debt securities, will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

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VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on on Internal Control over Financial Reporting) incorporated into this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended June 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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$

KLA Corporation

    % Senior Notes due 20

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-running Managers

Citigroup	J.P. Morgan	Wells Fargo Securities

BofA Securities	MUFG	SunTrust Robinson Humphrey

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